Exhibit 99.2

magicJack VocalTec Completes Patent Deal with Intellectual Ventures

Purchases patent from Intellectual Ventures, gains license to Intellectual Ventures patent portfolio, and becomes a member of strategic defense program

WEST PALM BEACH, Fla., NETANYA, Israel, and BELLEVUE, Wash. — July 30, 2012 — magicJack VocalTec, Ltd. (NASDAQ: CALL) entered into a multi-part invention rights agreement with Intellectual Ventures (IV). The transaction strengthens magicJack VocalTec’s patent position and grants access to tens of thousands of patents from IV’s portfolio.

In the transaction, IV is selling a voice-over-IP (VoIP) patent which was originally invented by VocalTec and then sold to an IV company in 2008 (before magicJack merged with VocalTec). IV received cash and common shares as part of the consideration for the transaction.

magicJack VocalTec has also become a member of IV’s strategic defense program, known as IP for Defense (IPFD). By subscribing to IPFD, companies are able to access patents from Intellectual Ventures’ portfolio to defend themselves against threats of patent litigation.

“This new agreement extends a long and productive relationship between IV and magicJack VocalTec. We are able to acquire an asset, previously sold to an IV company, that is important to protecting technology at the heart of our VoIP products and services,” said Dan Borislow, CEO of magicJack VocalTec. “By working with IV, we have fortified our intellectual property foundation further protecting our business. Small technology companies in our space often find it difficult to grow into meaningful businesses without the help of companies like Intellectual Ventures.”

“We aim to work with innovative companies like magicJack VocalTec as part of IV’s program to help small- and medium-sized businesses access IP to meet their invention needs,” said Ken Lustig, vice president of Global Licensing at Intellectual Ventures. “This agreement builds upon an already successful relationship with magicJack VocalTec and Dan Borislow, an early inventor in the VOIP space, and both companies are well positioned in this rapidly growing industry.”

About Intellectual Ventures
Founded in 2000, Intellectual Ventures (IV) is the global leader in the business of invention. IV collaborates with leading inventors, partners with pioneering companies and invests both expertise and capital in the process of invention. IV’s mission is to energize and streamline an invention economy that will drive innovation around the world. www.intellectualventures.com

About magicJack
magicJack VocalTec Ltd., the inventor of VoIP including the softphone and magicJack®, has the goal of becoming the leading international provider of global voice over many platforms. The Company has achieved sales of over nine million of the easy-to-use, award-winning magicJack since the device's launch in 2008, and has the use of over 30 patents, some dating to when the Company invented VoIP. It is the largest reaching CLEC (Competitive Local Exchange Carrier) in the United States in terms of area codes available and certification in number of states, and the network has historically had uptime of over 99.99 percent.

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For further information, contact:

Intellectual Ventures:
For press inquiries, please contact press@intven.com. For all other inquiries, please contact info@intven.com or follow IV on Twitter at @IVinvents.

magicJack:
For investor relations, please contact Andrew MacInnes at 561-749-2255 or IR@magicJack.com. For media inquiries, please contact Kari Hernandez, INK Public Relations for magicJack at 512-382-8982 and magicJack@ink-pr.com.

© 2012 Intellectual Ventures is a registered trademark of Intellectual Ventures Management, LLC (IV). magicJack® is a registered trademark of magicJack VocalTec Ltd. Other company and product names may be trademarks of the respective companies with which they are associated.